Rackspace Announces Chief Financial Officer

SAN ANTONIO - Nov. 10, 2011 -- Rackspace Hosting today announced the appointment of Karl Pichler, 39, as chief financial officer (CFO) and principal financial officer, effective November 10, 2011. Pichler has been serving as interim CFO since April 15, 2011.

“Karl has added tremendous value to Rackspace over the last six years and brings a depth of experience to the role,” said Lanham Napier, president and chief executive officer. “Karl is a veteran Racker who knows our business well and shares our values. We are excited to have Karl take this next step with us as we move the company forward.”

Pichler joined Rackspace in 2005 as vice president of finance. In April 2009, Pichler was appointed to Rackspace's Europe, Middle East and Asia (EMEA) team and served as Rackspace's International Finance Director. As of April 15, 2011, Pichler served as acting CFO, Treasurer and principal financial officer. Over his tenure, he has had several roles at the company including the further development of the finance function and the design and implementation of the company's global financing activities.

About Rackspace Hosting

Rackspace Hosting is the service leader in cloud computing, and a founder of OpenStack, an open source cloud operating system. The San Antonio-based company provides Fanatical Support® to its customers and partners, across a portfolio of IT services, including Managed Hosting and Cloud Computing. Rackspace has been recognized by Bloomberg BusinessWeek as a Top 100 Performing Technology Company and was featured on Fortune's list of 100 Best Companies to Work For. The company was also positioned in the Leaders Quadrant by Gartner Inc. in the “2010 Magic Quadrant for Cloud Infrastructure as a Service and Web Hosting.” For more information, visit www.rackspace.com

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long term investment strategies, growth plans, expected results from the integration of technologies and acquired businesses, the performance or market share relating to products and services; any statements of expectation or belief; and any statements or assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include infrastructure failures, the deterioration of economic conditions or fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, technological and competitive factors, regulatory factors, and other risks that are described in Rackspace Hosting's Form 10-K for the year ended December 31, 2010 filed with the SEC on February 22, 2011 and in Rackspace Hosting's Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 8, 2011. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Media Contact
Natalie Silva
210 312 1673
Natlie.silva@rackspace.com